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                                                                  Exhibit 10.26


                         SECURITIES PURCHASE AGREEMENT


                                  BY AND AMONG


                             STC BROADCASTING, INC.


                                      AND


                        THE CHASE MANHATTAN CORPORATION,
                     CREDIT SUISSE FIRST BOSTON CORPORATION
                                      AND
                     SALOMON BROTHERS HOLDING COMPANY INC.
                                 AS PURCHASERS


                                      AND


                            CHASE SECURITIES, INC.,
                                  AS ARRANGER


                          DATED AS OF FEBRUARY 5, 1999





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                               TABLE OF CONTENTS

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                                                                                                           Page
                                                                                                           ----
                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

Section 1.01.     Definitions................................................................................1
Section 1.02.     Interpretation............................................................................13
Section 1.03.     Business Day Adjustment...................................................................13

                                   ARTICLE II
                                USE OF PROCEEDS

Section 2.01.     Use of Proceeds...........................................................................13

                                  ARTICLE III
                   ISSUE OF SECURITIES; PURCHASE AND SALE OF
                  SECURITIES; RIGHTS OF HOLDERS OF SECURITIES

Section 3.01.     Issue of Preferred Stock, Series B........................................................14
Section 3.02.     Purchase and Sale of the Preferred Stock, Series B........................................14
Section 3.03.     Closing Fee...............................................................................14

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

Section 4.01.     Representations, Warranties and Agreements of the Company.................................15
Section 4.02.     Representations and Warranties of the Purchasers..........................................20

                                   ARTICLE V
                        CONDITIONS PRECEDENT TO CLOSING

Section 5.01.     Conditions Precedent to the Initial Closing of the Purchasers.............................21
Section 5.02.     Conditions Precedent to the Subsequent Closing of the Purchasers..........................23
Section 5.03.     Conditions Precedent to Obligations of the Company........................................24

                                   ARTICLE VI
                                   COVENANTS

Section 6.01.     Notices of Material Events................................................................25
Section 6.02.     Compliance with Laws......................................................................25
Section 6.03.     Use of Proceeds...........................................................................25
Section 6.04.     Limitation on Restricted Payments.........................................................25
Section 6.05.     Corporate Existence.......................................................................28
Section 6.06.     Payment of Taxes and Other Claims.........................................................28
Section 6.07.     Maintenance of Properties and Insurance...................................................29
Section 6.08.     Compliance with Laws......................................................................29
Section 6.09.     Reports...................................................................................29



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

Section 6.10.     Limitations on Transactions with Affiliates...............................................29
Section 6.11.     Limitation on Incurrence of Additional Indebtedness and
                     Issuance of Disqualified Capital Stock.................................................30
Section 6.12.     Limitation on Dividend and Other Payment Restrictions
                     Affecting Subsidiaries.................................................................30
Section 6.13.     Limitation on Asset Sales.................................................................31
Section 6.14.     Limitation on Asset Swaps.................................................................31
Section 6.15.     FCC Compliance............................................................................31
Section 6.16.     Merger, Consolidation and Sale of Assets..................................................31
Section 6.17.     Successor Corporation Substituted.........................................................32
Section 6.18.     Interest Rate Agreements..................................................................32
Section 6.19.     Preferred Stock, Series B.................................................................32

                                  ARTICLE VII
                               EVENTS OF DEFAULTS

Section 7.01.     Actions after Default.....................................................................33
Section 7.02.     Events of Default.........................................................................33
Section 7.03.     Notice of Events..........................................................................33

                                  ARTICLE VIII
                                   INDEMNITY

Section 8.01.     Indemnity.................................................................................34
Section 8.02.     Contribution..............................................................................35

                                   ARTICLE IX
                                 MISCELLANEOUS

Section 9.01.     Notices...................................................................................35
Section 9.02.     Expenses..................................................................................36
Section 9.03.     Governing Law; Submission to Jurisdiction: Venue..........................................36
Section 9.04.     Judgment..................................................................................37
Section 9.05.     Benefit of Agreement......................................................................37
Section 9.06      Assignments...............................................................................37
Section 9.07.     Amendment.................................................................................38
Section 9.08.     Counterparts; Integration.................................................................38
Section 9.09.     Remedies and Waivers......................................................................38
Section 9.10.     Severability..............................................................................38
Section 9.11.     WAIVER OF JURY TRIAL......................................................................38

                         SECURITIES PURCHASE AGREEMENT


                  SECURITIES PURCHASE AGREEMENT, dated as of February 5, 1999 (the "Agreement"), by and among STC BROADCASTING, INC., a Delaware corporation ("STC" or the "Company"), THE CHASE MANHATTAN CORPORATION, a Delaware corporation, CREDIT SUISSE FIRST BOSTON CORPORATION and SALOMON BROTHERS HOLDING COMPANY INC. (collectively, the "Purchasers" and individually, each a "Purchaser") and CHASE SECURITIES, INC., as Arranger (in such capacity, the "Arranger").

                  In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

                  Section 1.01. Definitions. Wherever used in this Agreement, unless the context otherwise requires, the following terms have the meanings indicated (such meanings to be equally applicable to both the singular and the plural form of the terms defined):

                  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

                  "Acquisition Agreements" means, collectively, the Elcom Acquisition Agreement and the Sinclair Acquisition Agreement.

                  "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Affiliate Transaction" has the meaning provided therefor in
         Section 6.10.

                  "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

                  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of (i) any Capital Stock of any



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         Subsidiary of the Company or (ii) any other property or assets of the
         Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that for purposes of Section 6.13, Asset Sales shall not include (a) a transaction or series of related transactions in which the Company or its Subsidiaries receive aggregate consideration of less than $500,000, (b) transactions permitted under Section 6.14 or (c) transactions covered by Section 6.16.

                  "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval, if applicable, and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

                  "Basic Documents" means this Agreement, the Escrow Agreement and the Put and Call Agreement and the Acquisition Agreements.

                  "Board of Directors" means, with respect to any Person, the Board of Directors (or any other equivalent governing body) of such Person or any committee of the Board of Directors of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors of such Person.

                  "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

                  "Business Day" means a day when banks are open for business in New York, New York.

                  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock of such Person and
         (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

                  "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

                  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of




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

         acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause
         (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

                  "Certificate of Designation" means the Certificate of Designation duly adopted by the Board of Directors of the Company setting forth the rights, preferences and priorities of the Preferred Stock, Series B and filed with, and accepted for filing, so as to be effective, by the Secretary of State of the State of Delaware prior to the Initial Closing hereunder and which is in the form of Exhibit A hereto.

                  "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of this Agreement), other than to Hicks Muse, any of its Affiliates, officers and directors or Robert N. Smith or any of his Affiliates (the "Permitted Holders"); or (ii) a majority of the board of directors of the Company or Holdings shall consist of Persons who are not Continuing Directors; or (iii) the acquisition by any Person or Group (other than the Permitted Holders or any direct or indirect Subsidiary of any Permitted Holder, including without limitation Holdings) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company or Holdings.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Commission" or "SEC" means the Securities and Exchange Commission.

                  "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

                  "Communications Act" has the meaning provided therefor in
         Section 4.01(g).

                  "Consolidated Cash Flow" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or non-recurring gains or losses),
         (B) Consolidated Interest Expense and (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

                  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount,
         (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, and (e) all accrued interest and (ii) the interest component




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         of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or non-recurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first-referred-to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise, and (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first-referred-to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first-referred-to Person or a consolidated Subsidiary of such Person and any non-cash expenses attributable to grants or exercises of employee stock options.

                  "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Subsidiaries (excluding any such charges constituting an extraordinary or non-recurring item) reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

                  "Continuing Director" means, as of the date of determination, any Person who (i) was a member of the Board of Directors of the Company or Holdings on the Initial Closing Date, (ii) was nominated for election or elected to the board of directors of the Company or Holdings, as the case may be, with the affirmative vote of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or (iii) is a representative of a Permitted Holder.

                  "Credit Agreement" means the Amended and Restated Credit Agreement, dated as of July 2, 1998, among the Company, The Chase Manhattan Bank, as administrative agent, NationsBank of Texas, N.A., as documentation agent, Salomon Brothers Holding Company Inc., as syndication agent, and any other financial institutions from time to time party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or other institutions).

                  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.




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

                  "Default" means an event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Senior Subordinated Notes.

                  "DOJ" has the meaning provided therefor in Section 4.01(g).

                  "Dollars" and the sign "$" means the lawful currency of the United States of America.

                  "Elcom" means Elcom of Ohio, Inc., a Delaware corporation.

                  "Elcom Acquisition" means the purchase by STC and its Subsidiaries of substantially all the assets of Elcom constituting television station WUPW-TV, Toledo, Ohio, pursuant to the terms of the Elcom Acquisition Agreement.

                  "Elcom Acquisition Agreement" means that certain Asset Purchase Agreement, dated as of July 24, 1998, by and between the Company and Raycom America, Inc., successor-in-interest to Elcom, as amended, in respect of the Elcom Acquisition.

                  "Engagement Letter" means the Engagement Letter dated as of February 5, 1999 from the Arranger, Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. to STC and Holdings which is in the form attached hereto as Exhibit D.

                  "Escrow Agreement" means the certain Escrow Agreement dated as of February 5, 1999, between STC and The Chase Manhattan Bank, a New York banking corporation. and which is in the form attached hereto as Exhibit C.

                  "Event of Default" means any one of the events specified in
         Section 7.02.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

                  "FCC" means the United States Federal Communications Commission or any similar agency having jurisdiction over the purchase, sale and operation of broadcast licenses and related assets.

                  "Financial Monitoring and Oversight Agreements" means, collectively, the Monitoring and Oversight Agreement among the Company, Holdings and Hicks Muse Partners, as in effect on the Senior Subordinated Notes Issue Date, and the Financial Advisory Agreement among the Company, Holdings and Hicks Muse Partners, as in effect on the Senior Subordinated Notes Issue Date.

                  "FTC" has the meaning set forth in Section 4.01(g).



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

                  "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Senior Subordinated Notes Issue Date.

                  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Hicks Muse" means Hicks, Muse, Tate & Furst Incorporated, a Delaware corporation.

                  "Hicks Muse Partners" means Hicks, Muse & Co. Partners, L.P., a Texas limited partnership.

                  "HMTF" means Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership.

                  "Holdings" means Sunrise Television Corporation, a Delaware corporation.

                  "Indebtedness" means with respect to any Person, without duplication, any liability of such Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or other similar instruments,
         (iii) constituting Capitalized Lease Obligations, (iv) incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable arising in the ordinary course of business), (v) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) for Indebtedness of others guaranteed by such Person, (vii) for Interest Swap Obligations, Commodity Agreements and Currency Agreements and
         (viii) for Indebtedness of any other Person of the type referred to in clauses (i) through (vii) which is secured by any Lien on any property or asset of such first-referred-to Person, the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured. The amount of Indebtedness of any Person at any date shall be the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP, and the maximum liability at such date of such Person for any contingent obligations described above.

                  "Indenture" means the Indenture in respect of the Senior Subordinated Notes, dated as of March 25, 1997, as in effect on the date hereof, between STC, on the one hand, and the Trustee, on the other hand.

                  "Initial Closing" has the meaning provided therefor in
         Section 3.02.

                  "Initial Closing Date" means February 5, 1999

                  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar arrangement or agreement to which the Company is party, designed to protect the Purchasers against fluctuations in interest rates.

                  "Interest Swap Obligations" means the obligations of any Person under any Interest Rate Agreement.




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

                  "Investment" means (i) any transfer or delivery of cash, stock or other property of value in exchange for Indebtedness, stock or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee or otherwise and (ii) an investment deemed to have been made by the Company at the time any entity which was a Subsidiary of the Company ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made to, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Company. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $1,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made.

                  "Investment Company Act" has the meaning provided therefor in
         Section 4.01(n).

                  "Leverage Ratio" shall mean, as to any Person, the ratio of
         (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP plus the aggregate liquidation preference of all outstanding Disqualified Capital Stock of the Company and of all outstanding Preferred Stock of Subsidiaries of the Company to (ii) the Consolidated Cash Flow of the Company for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

                  For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated Cash Flow" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness and also including any Consolidated Cash Flow associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period and
         (iii) cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith could have been achieved during the Four Quarter Period as a result of such Asset Acquisition (regardless of whether such cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), less the amount of any additional



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

         expenses that the Company reasonably estimates would result from anticipated replacements of any items constituting Cost Savings Measures in connection with such Asset Acquisition; provided, however, that both (A) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an officer's certificate delivered to the Arranger at the time of the consummation of the Asset Acquisition and (B) with respect to each Asset Acquisition completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company within 90 days of such Asset Acquisition to effect the Cost Savings Measures identified in such officer's certificate (regardless, however, of whether the corresponding cost savings have been achieved). Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated Cash Flow," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

                  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

                  "License" has the meaning provided therefor in Section
         4.01(m).

                  "Market Effect" has the meaning provided therefor in Section 5.01(l).

                  "Material Adverse Change" has the meaning provided therefor in Section 5.01(m).

                  "Material Adverse Effect" has the meaning provided therefor in Section 4.01(a).

                  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of (i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions, recording fees, title insurance premiums, appraiser's fees and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal and foreign statutory tax rates applicable to the Company or the Subsidiary engaged in such Asset Sale) and (iii) repayment of Indebtedness secured by assets subject to such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

                  "Permitted Holder" has the meaning provided therefor in the definition of "Change of Control."

                  "Permitted Indebtedness" means, without duplication, (i) Indebtedness outstanding on the Initial Closing Date; (ii) Indebtedness of the Company or a Subsidiary incurred under the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the sum of the aggregate commitments pursuant to the Credit Agreement as in effect on the Senior Subordinated Notes Issue Date;
         (iii) Indebtedness evidenced by or arising under the Senior Subordinated Notes and the Indenture; (iv) Interest Swap Obligations; provided, however, that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness; (v) additional Indebtedness of the Company or any of its Subsidiaries not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement); (vi) Refinancing Indebtedness; (vii) Indebtedness owed by the Company to any Wholly Owned Subsidiary of the Company or by any Subsidiary of the Company to the Company or any Wholly Owned Subsidiary of the Company; (viii) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture; (ix) Indebtedness in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided by the Company or any of its Subsidiaries to their customers in the ordinary course of their business; (x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Subsidiaries of the Company (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Subsidiaries of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or any of its Subsidiaries in connection with such disposition; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (x), when taken together with all Indebtedness incurred pursuant to this clause (x) and then outstanding, shall not exceed $7,500,000; and (xi) Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in a related business or incurred to refinance any such purchase price or cost of construction or improvement, in each case incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness incurred pursuant to this clause (xi) shall not exceed $3,000,000 at any time outstanding.

                  "Permitted Investments" means (i) Investments by the Company or any Subsidiary of the Company to acquire the stock or assets of any Person (or Acquired Indebtedness acquired in connection with a transaction in which such Person becomes a Subsidiary of the Company) engaged in the broadcast business or businesses reasonably related thereto; provided, however, that if any such Investment or series of related Investments involves an Investment by the Company in excess of $5,000,000, the Company is able, at the time of such investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 6.11), (ii) Investments received by the Company or its Subsidiaries as consideration for a sale of assets,
         (iii) Investments by the Company or any Wholly Owned Subsidiary of the Company in any Wholly Owned Subsidiary of the Company (whether existing on the Senior Subordinated Notes Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly Owned Subsidiary of the Company and Investments in the Company by any Wholly Owned Subsidiary of the Company, (iv) Investments in cash and Cash Equivalents, (v) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangement, (vi) loans or advances to employees of the Company or any Subsidiary thereof for purposes of purchasing the Company's Capital Stock and other loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Subsidiary, and (vii) additional Investments in an aggregate amount not to exceed $1,000,000 at any time outstanding.

                  "Person" means shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

                  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

                  "Preferred Stock, Series A" means the 14% Redeemable Preferred Stock of the Company, par value $.01.

                  "Preferred Stock, Series B" means the Preferred Stock, Series B of the Company, par value $.01.

                  "Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in broadcast businesses or businesses reasonably related thereto, and specifically includes assets acquired through Asset Acquisitions.

                  "Pro forma" means, unless otherwise provided herein, with respect to any calculation made or required to be made pursuant to the terms of this Agreement, a calculation in accordance with Article 11 of Regulation S-X promulgated under the Securities Act.

                  "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Company or Holdings (to the extent, in the case of Holdings, that the net cash proceeds thereof are contributed to the common or non-redeemable preferred equity capital of the Company), pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act.

                  "Put and Call Agreement" means the Put and Call Agreement dated as of February 5, 1999, among the Arranger, the Purchasers, HMTF and, with respect to Sections 14 and 15 thereof, HM3/GP Partners, L.P., Hicks, Muse GP Partners III, L.P. and Hicks, Muse Fund III Incorporated and which is in the form of Exhibit B hereto.

                  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

                  "Refinancing Indebtedness" means any refinancing by the Company of Indebtedness of the Company or any of its Subsidiaries incurred in accordance with Section 6.11 (other than pursuant to clause (iii) or (iv) of the definition of "Permitted Indebtedness") that does not (i) result in an increase in the aggregate principal amount of Indebtedness (such principal amount to include, for purposes of this definition, any premiums, penalties or accrued interest paid with the proceeds of the Refinancing Indebtedness) of such Person or
         (ii) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being refinanced.

                  "Regulation D" has the meaning provided therefor in Section 4.01(x).

                  "Regulation S" has the meaning provided therefor in Section 4.01(z).

                  "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of the Company's Capital Stock, (ii) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company, or any warrants, rights or options to acquire shares of Capital Stock of the Company, other than through the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights or options to acquire Qualified Capital Stock, (iii) the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of, any Indebtedness of the Company or its Subsidiaries that is subordinated or junior in right of payment to the Senior Subordinated Notes or (iv) the making of any Investment (other than a Permitted Investment).

                  "SAC" means Smith Acquisition Company, a Delaware corporation.

                  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

                  "Secured Indebtedness" means any Indebtedness of the Company or a Subsidiary secured by a Lien.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Senior Subordinated Indebtedness" means the Senior Subordinated Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

                  "Senior Subordinated Notes" means the Company's 11% Senior Subordinated Notes due 2007.

                  "Senior Subordinated Notes Issue Date" means March 25, 1997.

                  "Significant Subsidiary" means for any Person each Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 5% of the consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 5% of the consolidated assets of such Person.

                  "Sinclair" means Sinclair Communications, Inc.

                  "Sinclair Acquisition" means the acquisition from Sinclair of the assets of television stations WICS-TV, Springfield, Illinois, WICD-TV, Champaign, Illinois, KGAN-TV, Cedar Rapids, Iowa, and WTWC-TV, Tallahassee, Florida.

                  "Sinclair Acquisition Agreement" means the documentation to be negotiated and executed between the Company and Sinclair in respect of the Sinclair Acquisition.

                  "Subsequent Closing" has the meaning provided therefor in
         Section 3.02.

                  "Subsequent Closing Date" means the date of the Subsequent Closing.

                  "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person; provided, however, that notwithstanding the foregoing, SAC shall be deemed to be a "Subsidiary" of the Company. Notwithstanding anything in this Agreement to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a combined basis in accordance with GAAP and to financial information prepared on such a combined basis. Notwithstanding anything in this Agreement to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of this Agreement.

                  "Trustee" means U.S. Trust Company of Texas, N.A., as trustee under the Indenture, or its successor.

                  "Unrestricted Subsidiary" means a Subsidiary of the Company created after the Senior Subordinated Notes Issue Date and so designated by a resolution adopted by the Board of Directors of the Company; provided, however, that (a) neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (1) provides any credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Subsidiary and (b) at the time of designation of such Subsidiary, such Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Subsidiary). The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 6.11 hereof and (y) no Default or Event of Default shall have occurred and be continuing. Any designation pursuant to this definition by the Board of Directors of the Company shall be evidenced to the Arranger by the filing with the Arranger of a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

                  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing
         (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying
         (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

                  "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly Owned Subsidiary of such Person; provided, however, that "Wholly Owned Subsidiary" shall also include any Subsidiary of which in excess of 95% of the common equity securities are owned by the Company or another Wholly Owned Subsidiary and which is organized for the purpose of facilitating the acquisition of any broadcasting business that, but for the formation of such Person, the Company and its Restricted Subsidiaries could not acquire under applicable laws related to the ownership of broadcast businesses.

                  Section 1.02. Interpretation. In this Agreement, unless the context otherwise requires:

                  (a) headings and underlinings are for convenience only and do not affect the interpretation of this Agreement;

                  (b) words importing the singular include the plural and vice versa;

                  (c) an expression importing a natural person includes any company, partnership, trust, joint venture, association, corporation or other body corporate and any governmental authority or agency;

                  (d) a reference to a Section, party, Exhibit, Annex or
         Schedule is a reference to that Section of, or that party, Exhibit, Annex or Schedule to, this Agreement;

                  (e) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement; and

                  (f) a reference to a party to any document includes that party's successors and permitted assigns.

                  Section 1.03. Business Day Adjustment. Where the day on or by which a payment is due to be made is not a Business Day, that payment shall be done on or by the next succeeding Business Day.


                                   ARTICLE II
                                USE OF PROCEEDS

                  Section 2.01. Use of Proceeds. The proceeds of the sale of the Preferred Stock, Series B to the Purchasers shall be used (and STC agrees that it shall use such proceeds) only to support STC's required purchase price payments under the Acquisition Agreements, payment of fees and expenses in connection with such Acquisition Agreements and this Agreement, for the payment of dividends on the Preferred Stock, Series B and for general corporate purposes (with such amounts to be used for the payment of dividends and for general corporate purposes to be placed in an escrow account pursuant to the terms of the Escrow Agreement).

                                  ARTICLE III
                   ISSUE OF SECURITIES; PURCHASE AND SALE OF
                  SECURITIES; RIGHTS OF HOLDERS OF SECURITIES

                  Section 3.01. Issue of Preferred Stock, Series B. The Company has authorized the issuance of up to $90,000,000 aggregate liquidation value of the Preferred Stock, Series B. The Preferred Stock, Series B will have the rights and preferences set forth in the Certificate of Designation. The liquidation value of the Preferred Stock, Series B will increase to the extent of accrued dividends paid in additional shares of Preferred Stock, Series B.

                  The Preferred Stock, Series B will be offered and sold to the Purchasers without being registered under the Securities Act, in reliance on exemptions therefrom.

                  Section 3.02. Purchase and Sale of the Preferred Stock, Series B. Subject to the terms and conditions herein set forth, the Company agrees that it will sell to each of the Purchasers, severally and not jointly, and each of the Purchasers, severally and not jointly, agrees that it will purchase from the Company at the Initial Closing and at the Subsequent Closing, the number of shares of Preferred Stock, Series B set forth opposite the name of such Purchaser on Schedule I hereto; provided, however, that all such issuances of shares of Preferred Stock, Series B shall not result in issued Preferred Stock, Series B with an aggregate liquidation value of more than $90,000,000.

                  The initial purchase and sale of an aggregate 37,500 shares of Preferred Stock, Series B pursuant to this Agreement will take place at a closing (the "Initial Closing") at the offices of Cahill Gordon & Reindel, New York, New York, at 10:00 a.m., New York time, on February 5, 1999. The subsequent purchase and sale of an aggregate 52,500 shares of Preferred Stock, Series B pursuant to this Agreement will take place at a closing (the "Subsequent Closing") at the offices of Cahill Gordon & Reindel, New York, New York, at 10:00 a.m., New York time on a date subsequent to the satisfaction of each condition contained in Section 5.02.

                  Delivery of the Preferred Stock, Series B to be purchased by the Purchasers pursuant to this Agreement shall be made at the Initial Closing or at the Subsequent Closing, as the case may be, by the Company delivering certificates representing the Preferred Stock, Series B to the Purchasers.

                  The Company will bear all expenses of shipping the Preferred Stock, Series B (including, without limitation, insurance expenses) from New York City to such other places within the United States of America or Canada as the Arranger shall specify. Any tax on the issuance of the Preferred Stock, Series B will be paid by the Company on the Initial Closing Date or on the Subsequent Closing Date, as applicable.

                  Section 3.03. Closing Fee. In addition to all other amounts due hereunder, the Company shall also pay to the Arranger, at the Initial Closing, a fee of $225,000. The Company also agrees to pay the reasonable fees and expenses of Cahill Gordon & Reindel, counsel to the Purchasers, which shall be paid on the Initial Closing Date.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                  Section 4.01. Representations, Warranties and Agreements of the Company. The Company represents and warrants to, and agrees with, the several Purchasers and the Arranger that (before and after giving effect to the Elcom Acquisition and the Sinclair Acquisition):

                  (a) The Company and each of its Subsidiaries have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation, are duly qualified to do business and are in good standing, as foreign corporations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to so qualify or have such power or authority would not, singularly or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect").

                  (b) The authorized capital stock of the Company consists of (i) 1,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares have been designated Preferred Stock, Series B and, as of the date hereof, 300,000 shares of Preferred Stock, Series A are issued and outstanding, and (ii) 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding; all of the outstanding shares of capital stock of the Company are duly and validly authorized and issued and fully paid and non-assessable. All of the outstanding shares of capital stock of each Subsidiary of the Company (and, in the case of SAC, 100% of the nonvoting stock) have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction upon voting (except for SAC) or transfer or any other claim of any third party (other than liens and security interests created pursuant to the Credit Agreement, the Indenture or applicable law) and restrictions on transfer imposed by the FCC requirements.

                  (c) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Basic Documents and to perform its obligations hereunder and thereunder.

                  (d) The Basic Documents have been duly authorized, executed and delivered by the Company and upon and after the Initial Closing constitute valid and legally binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except (i) to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law) and (ii) to the extent that the enforceability of rights to indemnification and contribution thereunder may be limited by federal or state securities laws or regulations or the public policy underlying such laws or regulations.

                  (e) The Preferred Stock, Series B has been duly and validly authorized for issuance by the Company and, when issued and delivered and paid for as provided herein, will be validly issued, fully paid and non-assessable and entitled to the rights, preferences and priorities set forth in the Certificate of Designation, and the issuance of the Preferred Stock, Series B will not be not subject to preemptive or other similar rights.

                  (f) The Certificate of Designation has been duly authorized by the Company, its board of directors and all required stockholder action and when executed and delivered by the Company and filed with the Secretary of State of the State of Delaware will constitute a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except that the enforcement thereof may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to creditors' rights and remedies generally and general principles of equity and the discretion of the court before which any proceeding therefor may be brought. The Certificate of Designation sets forth the rights, preferences and priorities of the Preferred Stock, Series B.

                  (g) The execution, delivery and performance by the Company of each of the Basic Documents, the issuance, sale and delivery of the Preferred Stock, Series B by the Company and compliance by the Company with the terms thereof and the consummation by the Company and its Subsidiaries of the transactions contemplated by the Basic Documents do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for any such conflict, breach, violation, default, lien, charge or encumbrance that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; nor will such actions result in any violation of the provisions of the charter or by-laws of the Company or any of its Subsidiaries; or any statute or any order, rule or regulation (including, without limitation, the Communications Act of 1934, as amended (the "Communications Act"), and the rules and regulations of the FCC thereunder) of any court or arbitrator or governmental agency or body (including, without limitation, the FCC) having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets, except for any such conflict, breach, violation, default, lien, charge or encumbrance that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization or order of, or filing or registration with, any such court or arbitrator or governmental agency or body (including, without limitation, the FCC, the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ")) is required for the execution, delivery and performance by the Company of each of the Basic Documents, the issuance, sale and delivery of the Preferred Stock, Series B and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Basic Documents, except for such consents, approvals, authorizations, filings, registrations or qualifications (i) that have been obtained or made prior to the Initial Closing Date, and (ii) that from time to time, the Company or its Subsidiaries may be required to obtain from or make with the FCC in the ordinary course of business.

                  (h) The network affiliation agreements between each of the broadcast television stations of the Company and all necessary network affiliates, including FOX Entertainment Group, Inc., CBS Inc., ABC
         Inc. and National Broadcasting Company, Inc., as applicable, have been duly authorized, executed and delivered by the Company and constitute valid and legally binding agreements of the respective parties thereto.

                  (i) Arthur Andersen LLP are independent public accountants with respect to the Company and its Subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder and (ii) the audited financial statements (including the related notes) for the year ended December 31, 1997 and the unaudited financial statements for the year ended December 31, 1998 previously delivered to the Purchasers have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods covered thereby and fairly present in all material respects the financial condition and the results of operations and cash flows of the entities purported to be covered thereby for the respective periods indicated except as otherwise disclosed therein.

                  (j) There are no legal or governmental proceedings (including, without limitation, before or by the FCC, the FTC or the DOJ) pending to which the Company or any of its Subsidiaries is a party or of which any property or assets of the Company or any of its Subsidiaries or affiliates is the subject which, singularly or in the aggregate, if determined adversely to the Company or any of its Subsidiaries or affiliates, could reasonably be expected to have a Material Adverse Effect; and to the best knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

                  (k) No injunction, restraining order or order of any nature by any federal or state court of competent jurisdiction has been issued with respect to the Company or any of its Subsidiaries which would prevent or suspend the issuance or sale of the Preferred Stock, Series B; no action, suit or proceeding is pending against or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries before any court or arbitrator or any governmental agency, body or official, domestic or foreign, which could reasonably be expected to interfere with or adversely affect the issuance of the Preferred Stock, Series B or in any manner draw into question the validity or enforceability of any of the Basic Documents or any action taken or to be taken pursuant thereto.

                  (l)     Neither the Company nor any of its Subsidiaries is
         (i) in violation of its charter or by-laws, (ii) in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject or (iii) in violation in any material respect of any applicable law, ordinance, court decree, governmental rule or regulation (including, without limitation, the Communications Act and the rules and regulations of the FCC thereunder) to which it or its property or assets may be subject.

                  (m) The Company and each of its Subsidiaries possess all material licenses, orders, certificates, authorizations, approvals and permits issued by, and have made all declarations and filings with, the appropriate federal, state or foreign regulatory agencies or bodies (including, without limitation, the FCC, the FTC and the DOJ) that are necessary or desirable for the ownership of their respective properties or the conduct of their respective businesses, except where the failure to possess or make the same would not, singularly or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received notification of any revocation or modification of any such license, certificate, authorization or permit that is generally renewable in the ordinary course or has any reason to believe that any such license, certificate, authorization or permit will not be renewed in the ordinary course. The licenses issued with respect to the Company's television broadcast stations by the FCC (the "Licenses") are validly issued and in full force and effect with no restrictions or qualifications (other than standard restrictions or qualifications usually on similar licenses) that would, singly or in the aggregate, have a Material Adverse Effect. No event has occurred that permits, or with notice or lapse of time or both would permit, and no legal governmental proceeding has been instituted or threatened that could cause, the revocation or termination of any of the Licenses or that might result in any other impairment or modification of the rights of the Company or any Subsidiary thereof that in any such case would, singly or in the aggregate, have a Material Adverse Effect. The Company has no reason to believe that any License issued by the FCC will not be renewed in the ordinary course.

                  (n) Neither the Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the rules and regulations thereunder.

                  (o) The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (p) The Company and each of its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in amounts and insures against such losses and risks as are in the Company's opinion adequate to protect the Company and its Subsidiaries and their respective businesses. Neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

                  (q) The Company and each of its Subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses does not conflict in any material respect with, and the Company and its Subsidiaries have not received any notice of any claim of conflict with, any such rights of others.

                  (r) The Company and each of its Subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property which are material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects other than (i) liens and encumbrances granted pursuant to the Credit Agreement and (ii) liens, encumbrances and defects that do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or could not reasonably be expected to have a Material Adverse Effect.

                  (s) No labor disturbance by or dispute with the employees of the Company or any of its Subsidiaries exists or, to the best knowledge of the Company, is imminent, which could reasonably be expected to have a Material Adverse Effect.

                  (t) There has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission or other release or threatened release of any kind of toxic or other wastes or other hazardous substances by, due to or caused by the Company or any of its Subsidiaries (or, to the best knowledge of the Company, any other entity (including any predecessor) for whose acts or omissions the Company or any of its Subsidiaries is or could reasonably be expected to be liable) upon any property now or previously owned or leased by the Company or any of its Subsidiaries, or upon any other property, in violation of any statute or any ordinance, rule, regulation, order, judgment, decree or permit or which would, under any statute or any ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to any liability except for any violation or liability which would not have, singularly or in the aggregate with all such violations and liabilities, a Material Adverse Effect; and there has been no disposal, discharge, emission or other release of any kind onto such property or into the environment surrounding such property of any toxic or other wastes or other hazardous substances with respect to which the Company has knowledge, except for any such disposal, discharge, emission or other release of any kind which would not have, singularly or in the aggregate with all such disposal, discharge, emission and other release, a Material Adverse Effect.

                  (u) On the Initial Closing Date and the Subsequent Closing Date, the Company and its Subsidiaries, taken as a whole (after giving effect to the issuance of the Preferred Stock, Series
         B), will be Solvent. As used in this paragraph, the term "Solvent" means, with respect to a particular date, that on such date (i) the aggregate fair value (or present fair saleable value) of the assets of the Company and its Subsidiaries, taken as a whole, is not less than their total existing debts and liabilities (including contingent liabilities) as they become absolute and matured in the normal course of business and (ii) the Company and its Subsidiaries, taken as a whole, do not have an unreasonably small amount of capital with which to conduct their businesses. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  (v) Except as described in Schedule 4.01(v) hereto, there are no outstanding subscriptions, rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, any shares of capital stock of or other equity or other ownership interest in the Company.

                  (w) None of the proceeds of the sale of the Preferred Stock, Series B will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Preferred Stock, Series B to be considered a "purpose credit" within the meanings of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

                  (x) Neither the Company nor any Affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act ("Regulation D")) has directly, or through any agent (provided that no representation is made as to the Purchasers or any Person acting on their behalf) (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any "security" (as defined in the Securities
         Act) which is or will be integrated with the sale of the Preferred Stock, Series B in a manner that would require the registration under the Securities Act of the Preferred Stock, Series B or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offering of the Preferred Stock, Series B.

                  (y) When the Preferred Stock, Series B is delivered pursuant to this Agreement, none of the Preferred Stock, Series B will be of the same class (within the meaning of Rule 144A under the Securities Act) as securities of the Company or any Subsidiary of the Company that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a United States automated inter-dealer quotation system.

                  (z) None of the Company, any of its Subsidiaries, any of their respective Affiliates (as defined in Rule 501(b) of Regulation
         D) or any person acting on any of their behalf (other than the Purchasers) has engaged in any directed selling efforts (as that term is defined in Regulation S under the Securities Act ("Regulation S")) with respect to the Preferred Stock, Series B; the Company and its Affiliates and any person acting on any of its behalf (other than the Purchasers) have complied with the offering restrictions requirement of Regulation S.

                  (aa) Since December 31, 1998, (i) there has been no material adverse change or any development involving a prospective material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, management or business prospects of the Company, whether or not arising in the ordinary course of business, (ii) neither the Company nor any of its Subsidiaries has incurred any liability or obligation, direct or contingent, other than in the ordinary course of business, which would, singly or in the aggregate, have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has entered into any material transaction other than in the ordinary course of business and (iv) there has not been any change in the capital stock or long-term debt of the Company, or any dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock (other than dividends declared in respect of Preferred Stock, Series A).

                  Section 4.02. Representations and Warranties of the Purchasers. Each of the Purchasers represents and warrants to, and covenants and agrees with, the Company that: (1) the Preferred Stock, Series B to be acquired by it hereunder is being acquired for its own account and has no intention of distributing or reselling such Preferred Stock, Series B or any part thereof in any transaction which would be in violation of the securities laws of the United States of America or any state; (2) it is an "Accredited Investor" within the meaning of Regulation D promulgated under the Securities Act; (3) it acknowledges that the Preferred Stock, Series B has not been or will not be registered under the Securities Act and that none of the Preferred Stock, Series B may be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as set forth below; (4) it shall not resell or otherwise transfer any of such Preferred Stock, Series B within two years after the original issuance of the Preferred Stock, Series B except
(A) to the Company or any of its Subsidiaries, (B) inside the United States to a "qualified institutional buyer" as defined in Rule 144A of the Securities Act ("QIB") in compliance with Rule 144A, (C) inside the United States to an "Accredited Investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) that, prior to such transfer, furnishes (or has furnished on its behalf by U.S. broker-dealer) to the Company a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Preferred Stock, Series B, (D) outside the United States in compliance with Rule 904 under the Securities Act, (E) pursuant to any other exemption from registration provided under the Securities Act (if available) including Rule 144 thereunder or (F) pursuant to an effective registration statement under the Securities Act; and (5) it will give to each person to whom it transfers the Preferred Stock, Series B notice of any restrictions on transfer of such Preferred Stock, Series B and subject, nevertheless, to the disposition of such Purchaser's property being at all times within its control. If any Purchaser should in the future decide to dispose of any of the Preferred Stock, Series B, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act, as then in effect, and that stop-transfer instructions to that effect will be in effect with respect to the Preferred Stock, Series B.

                                   ARTICLE V
                        CONDITIONS PRECEDENT TO CLOSING

                  Section 5.01. Conditions Precedent to the Initial Closing. The obligation of the Purchasers to purchase the Preferred Stock, Series B to be purchased by them hereunder on the Initial Closing Date is subject to the satisfaction of the following conditions:

                  (a) The Purchasers shall have received an opinion, addressed to them in form and substance reasonably satisfactory to the Arranger and dated the Initial Closing Date, of Weil, Gotshal & Manges LLP, counsel to the Company, substantially in the form of Exhibit E hereto.

                  (b) The Purchasers shall have received an opinion, addressed to them in form and substance reasonably satisfactory to the Arranger and dated the Initial Closing Date, of Hogan & Hartson, L.L.P., special FCC counsel to the Company, substantially in the form of Exhibit F hereto.

                  (c) The representations and warranties made by the Company herein shall be true and correct in all material respects on and as of the Initial Closing Date, with the same effect as though the representations and warranties had been made on and as of the Initial Closing, the Company shall have complied in all material respects with all agreements as set forth in or contemplated hereunder and in the other Basic Documents, required to be performed by it at or prior to the Initial Closing.

                  (d) As of the Initial Closing Date, and after giving effect to the consummation of the transactions contemplated by this Agreement, the Elcom Acquisition Agreement and the other Basic Documents, there shall exist no Default or Event of Default.

                  (e) As to the Purchasers, the purchase of and payment for the Preferred Stock, Series B by the Purchasers hereunder (i) shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System), (ii) shall not subject the Purchasers to any penalty, or in the Arranger's reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation (provided, however, that such regulation, law or onerous condition was not in effect at the date of this Agreement), and (iii) shall be permitted by the laws and regulations of the jurisdictions to which they are subject.

                  (f) At the Initial Closing, the Purchasers shall have received a certificate, dated the Initial Closing Date, from the Company stating that the conditions specified in Sections 5.01(c), (d) and (e) have been satisfied or duly waived as of the Initial Closing Date.

                  (g) Each of the Basic Documents, except for this Agreement and the Acquisition Agreements, shall be substantially in the form attached hereto and the Basic Documents shall have been executed and delivered by all the respective parties thereto and shall be in full force and effect.

                  (h) All proceedings taken in connection with the issuance of the Preferred Stock, Series B and the transactions contemplated by this Agreement, the other Basic Documents and all documents and papers relating thereto shall be reasonably satisfactory to the Purchasers and their counsel. The Purchasers and their counsel shall have received copies of such papers and documents as they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to them.

                  (i) All costs and any delay fees due and owing and expenses (including, without limitation, reasonable legal fees and expenses) required to be paid to or on behalf of the Purchasers on or prior to the Initial Closing Date, pursuant to this Agreement and all fees and expenses payable to the Purchasers' counsel shall have been paid.

                  (j) The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware.

                  (k) On or before the Initial Closing Date, the Purchasers and their counsel shall have received such further documents, opinions, certificates and schedules or other instruments relating to the business, corporate, legal and financial affairs of the Company and its Subsidiaries as they may reasonably request.

                  (l) There shall not have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market in the United States or the establishment of minimum or maximum prices on any such exchange; (ii) a declaration of a banking moratorium or any suspension of payments in respect of the banks in the United States or the State of New York; or
         (iii) either (A) an outbreak or escalation of hostilities between the United States and any foreign power, (B) an outbreak or escalation of any insurrection or other armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material disruption of or material adverse change in financial, banking or capital market (including, without limitation, high-yield market) conditions (collectively, a "Market Effect").

                  (m) There shall not have occurred a material adverse change or any development involving a prospective material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, management or business prospects of the Company and its Subsidiaries taken as a whole, whether or not arising in the ordinary course of business (collectively, a "Material Adverse Change").

                  (n) The Company shall have amended the Credit Agreement to permit the issuance of certain Preferred Stock to finance acquisitions which, when combined with certain debt securities of the Company, shall not exceed an aggregate amount of $200 million, and the Arranger shall have received a copy of such amendment duly executed by all necessary parties thereto, which such amendment shall be in form and substance satisfactory to the Arranger.

                  (o) (i) Full, complete and accurate copies of the Elcom Acquisition Agreement shall have been provided to the Arranger. The Elcom Acquisition Agreement and any amendments thereto shall be in form and substance reasonably satisfactory to the Arranger, shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect. No term or provision of the Elcom Acquisition Agreement shall have been modified, and no condition to the consummation of the Elcom Acquisition shall have been waived, in either case in a manner detrimental to any party hereto, by any of the parties thereto. The Company and any of its Affiliates shall have in all material respects done and performed such acts and observed such covenants which each is required to do or perform under the Elcom Acquisition Agreement and in order to consummate the Elcom Acquisition on or prior to the Initial Closing Date.

                          (ii) The Company shall have provided evidence reasonably satisfactory in form and substance to the Arranger that the Elcom Acquisition has been consummated.

                  (p) The Company and Holdings shall have entered into the Engagement Letter in form and substance reasonably satisfactory to the Arranger.

                  (q) Pursuant to the Escrow Agreement, $2,500,000 shall have been placed in an escrow account (or will be placed in an escrow account simultaneous with the Initial Closing) for the payment of dividends on the Preferred Stock, Series B and for general corporate purposes.

                  (r) The Purchasers shall have completed their financial, legal, tax, accounting and environmental due diligence investigation of the Company and Elcom, which such investigation shall be to the reasonable satisfaction of the Purchasers.

                  Section 5.02. Conditions Precedent to the Subsequent Closing of the Purchasers. The obligation of the Purchasers to purchase the Preferred Stock, Series B to be purchased by them hereunder on the Subsequent Closing Date is subject to the satisfaction of the following conditions:

                  (a) The Purchasers shall have received an opinion, in form and substance reasonably satisfactory to the Arranger and dated the Subsequent Closing Date, of Hogan & Hartson, L.L.P., special FCC counsel to the Company.

                  (b) The representations and warranties made by the Company herein shall be true and correct in all material respects on and as of the Subsequent Closing Date, with the same effect as though the representations and warranties had been made on and as of the Subsequent Closing Date, the Company shall have complied in all material respects with all agreements as set forth in or contemplated hereunder and in the other Basic Documents, required to be performed by it at or prior to the Subsequent Closing.

                  (c) As of the Subsequent Closing Date, and after giving effect to the consummation of the transactions contemplated by this Agreement, the Elcom Acquisition Agreement, the Sinclair Acquisition Agreement and the other Basic Documents, there shall exist no Default or Event of Default.

                  (d) As to the Purchasers, the purchase of and payment for the Preferred Stock, Series B by the Purchasers hereunder (i) shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental regulation (including, without limitation, Regulation G, T, U or X of the Board of Governors of the Federal Reserve System), (ii) shall not subject the Purchasers to any penalty or, in the Arranger's reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation (provided, however, that such regulation, law or onerous condition was not in effect at the date of this Agreement), and (iii) shall be permitted by the laws and regulations of the jurisdictions to which they are subject.

                  (e) At the Subsequent Closing, the Purchasers shall have received a certificate, dated the Subsequent Closing Date, from the Company stating that the conditions specified in Sections 5.02(b), (c) and (d) have been satisfied or duly waived as of the Subsequent Closing Date.

                  (f) On or before the Subsequent Closing Date, the Purchasers and their counsel shall have received such further documents, opinions, certificates and schedules or other instruments relating to the business, corporate, legal and financial affairs of the Company and its Subsidiaries as they may reasonably request.

                  (g) There shall not have occurred and be continuing any Market Effect.

                  (h)     There shall not have occurred any Material Adverse
         Change.

                  (i) The Company shall have received $75.0 million in additional loans under the Credit Agreement on terms and conditions reasonably satisfactory to the Arranger.

                  (j) (i) Full, complete and accurate copies of the Sinclair Acquisition Agreement shall have been provided to the Arranger. The Sinclair Acquisition Agreement and any amendments thereto shall be in form and substance reasonably satisfactory to the Arranger, and the Sinclair Acquisition Agreement shall have been duly authorized, executed and delivered by each of the parties thereto and shall be in full force and effect. No term or provision of the Sinclair Acquisition Agreement shall have been modified, and no condition to the consummation of the Sinclair Acquisition shall have been waived, in either case in a manner detrimental to any party hereto, by any of the parties thereto. The Company and any of its Affiliates shall have in all material respects done and performed such acts and observed such covenants which each is required to do or perform under the Sinclair Acquisition Agreement and in order to consummate the Sinclair Acquisition on or prior to the Subsequent Closing Date.

                          (ii) The Company shall have provided evidence reasonably satisfactory in form and substance to the Arranger that the Sinclair Acquisition has been consummated or shall be consummated contemporaneously with the Subsequent Closing.

                  (k) Pursuant to the Escrow Agreement, $2,500,000 shall have been placed in an escrow account (or will be placed in an escrow account simultaneous with the Subsequent Closing) for the payment of dividends on the Preferred Stock, Series B and for general corporate purposes.

                  (l) The Purchasers shall have completed their financial, legal, tax, accounting and environmental due diligence investigation of Sinclair, which such investigation shall be to the reasonable satisfaction of the Purchasers.

                  Section 5.03. Conditions Precedent to Obligations of the Company. The obligations of the Company to issue and sell the Preferred Stock, Series B pursuant to this Agreement are subject, at the Initial Closing and at the Subsequent Closing, as the case may be, to the satisfaction of the following conditions:

                  (a) The representations and warranties made by the Purchasers herein shall be true and correct in all material respects at and as of the Initial Closing Date and at the Subsequent Closing Date, as the case may be, with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date or the Subsequent Closing Date, as the case may be.

                  (b) The issuance or sale of the Preferred Stock, Series B by the Company shall not be enjoined under the laws of any jurisdiction to which the Company is subject (temporarily or permanently) at the Initial Closing and at the Subsequent Closing, as the case may be.

                                   ARTICLE VI
                                   COVENANTS

                  STC covenants and agrees with the Purchasers that:

                  Section 6.01. Notices of Material Events. The Company will furnish to the Purchasers prompt written notice of the following:

                  (a)     the occurrence of any Default;

                  (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

                  (c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

                  Section 6.02. Compliance with Laws. The Company will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

                  Section 6.03. Use of Proceeds. The proceeds of the sale of the Preferred Stock, Series B will be used only for the purposes contemplated in Section 2.01. No part of the proceeds of the sale of the Preferred Stock, Series B will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System of the United States, including Regulations G, T, U and X.

                  Section 6.04. Limitation on Restricted Payments. (a) Neither the Company nor any of its Subsidiaries will, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment and immediately after giving effect thereto:

                 (i) a Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment; or

                 (ii) the Company is not able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section
6.11 hereof; or

                 (iii) the aggregate amount of Restricted Payments made subsequent to the Senior Subordinated Notes Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors of the Company in good faith) exceeds the sum of

                          (A) (x) 100% of the aggregate Consolidated Cash Flow of the Company (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued subsequent to the Senior Subordinated Notes Issue Date to the most recent date for which financial information is available to the Company, taken as one accounting period, less (y) 1.4 times Consolidated Interest Expense for the same period, plus

                          (B)     100% of the aggregate net proceeds,
                  including the fair market value of property other than cash as determined by the Board of Directors of the Company in good faith, received subsequent to the Senior Subordinated Notes Issue Date by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Senior Subordinated Notes Issue Date of Qualified Capital Stock of the Company (excluding (i) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange and (ii) any net proceeds received from issuances and sales that are used to consummate a transaction described in clauses (2) and (3) of paragraph (b) below), plus

                          (C) without duplication of any amount included in clause (iii)(B) above, 100% of the aggregate net proceeds, including the fair market value of property other than cash (valued as provided in clause (iii)(B) above), received by the Company as a capital contribution subsequent to the Senior Subordinated Notes Issue Date, plus

                          (D) the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of its Subsidiaries in any Person resulting from (i) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale of such Investments to an unaffiliated purchaser and repayments of loans or advances or other transfers of assets by such Person to the Company or any Subsidiary of the Company or (ii) the redesignation of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Subsidiary, the amount of Investments previously made by the Company or any Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments; provided, however, that no amount shall be included under this clause (D) to the extent it is already included in Consolidated Cash Flow, plus

                          (E) the aggregate net cash proceeds received by a Person in consideration for the issuance of such Person's Capital Stock (other than Disqualified Capital Stock) that are held by such Person at the time such Person is merged with and into the Company in accordance with Section 6.16 hereof subsequent to the Senior Subordinated Notes Issue Date; provided, however, that concurrently with or immediately following such merger the Company uses an amount equal to such net cash proceeds to redeem or repurchase the Company's Capital Stock, plus

                          (F)     $2,500,000.

                  (b) Notwithstanding the foregoing, these provisions will not prohibit:

                  (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if such dividend or distribution would have been permitted on the date of declaration;

                  (2) the purchase, redemption or other acquisition or retirement of any Capital Stock of the Company or any warrants, options or other rights to acquire shares of any class of such Capital Stock either (x) solely in exchange for shares of Qualified Capital Stock or other rights to acquire

         Qualified Capital Stock or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock or (z) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of, Disqualified Capital Stock that has a redemption date no earlier than, and requires the payment of current dividends or distributions in cash no earlier than, in each case, the Disqualified Capital Stock being purchased, redeemed or otherwise acquired or retired;

                  (3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Senior Subordinated Notes either (x) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), for shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being acquired, or for Indebtedness of the Company that is subordinate or junior in right of payment to the Senior Subordinated Notes at least to the extent that the Indebtedness being acquired is subordinated to the Senior Subordinated Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (y) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock), shares of Disqualified Capital Stock that have a redemption date no earlier than, and require the payment of current dividends or distributions in cash no earlier than, in each case, the maturity date and interest payments dates, respectively, of the Indebtedness being refinanced, or Indebtedness of the Company that is subordinate or junior in right of payment to the Senior Subordinated Notes at least to the extent that the Indebtedness being acquired is subordinated to the Senior Subordinated Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced;

                  (4) payments by the Company to repurchase, or to enable Holdings to repurchase, Capital Stock or other securities from employees of the Company or Holdings in an aggregate amount not to exceed $2,000,000;

                  (5) payments to enable Holdings to redeem or repurchase stock purchase or similar rights granted by Holdings with respect to its Capital Stock in an aggregate amount not to exceed $500,000;

                  (6) payments, not to exceed $100,000 in the aggregate, to enable Holdings to make cash payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

                  (7) payments made pursuant to any merger, consolidation or sale of assets effected in accordance with Section 6.16 hereof; provided, however, that no such payment may be made pursuant to this clause (7) unless, after giving effect to such transaction (and the incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 6.11 such that after incurring that $1.00 of additional Indebtedness, the Leverage Ratio would be less than 6.0 to 1;

                  (8) payments to enable Holdings or the Company to pay dividends on its Capital Stock (other than Disqualified Capital Stock) after the first Public Equity Offering in an annual amount not to exceed 6.0% of the gross proceeds (before deducting underwriting discounts and commissions and other fees and expenses of the offering) received from shares of Capital Stock (other than Disqualified Capital Stock) sold for the account of the issuer thereof (and not for the account of any stockholder) in such initial Public Equity Offering;

                  (9) payments by the Company to fund the payment by any direct or indirect holding company thereof of audit, accounting, legal or other similar expenses, to pay franchise or other similar taxes and to pay other corporate overhead expenses, so long as such dividends are paid as and when needed by its respective direct or indirect holding company and so long as the aggregate amount of payments pursuant to this clause (9) does not exceed $500,000 in any calendar year;

                  (10) payments by the Company to fund taxes of Holdings for a given taxable year in an amount equal to the lesser of (x) the Company's "separate return liability" and (y) the portion of the tax liability of the "affiliated group" (within the meaning of Section 1504(a)(I) of the Code (as defined)) of which the Company is a member in accordance with the method described in Treasury Regulations
         Section 1.1552-1(a)(I); pursuant to (x) or (y) of this clause (10) to the extent that the Company files a combined or consolidated income tax return with Holdings under any state or local income tax law for a taxable year, the payment by the Company to Holdings to fund such tax liability for such taxable year shall be provided for in a manner as similar as possible to that provided for United States federal income taxes (for purposes of this clause (10) "separate return liability" for a given taxable year shall mean the hypothetical United States tax liability of the Company defined as if the Company had filed its own U.S. federal tax return for such taxable year);

                  (11) on and after May 31, 2002, the payment of cash dividends in respect of the Company's 14% Redeemable Preferred Stock, par value $.01; and

                  (12) cash dividends in respect of the Preferred Stock, Series B;

provided, however, that in the case of clauses (3), (4), (5), (6), (7), (8),
(11) and (12), no Event of Default shall have occurred and be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made subsequent to the Senior Subordinated Notes Issue Date, amounts expended pursuant to clauses (1), (4), (5), (6), (7), (8) and (11) shall be included in such calculation.

                  Section 6.05. Corporate Existence. The Company shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate or other existence and the corporate or other existence of each of its Significant Subsidiaries in accordance with the respective organizational documents of each such Significant Subsidiary and the material rights (charter and statutory) and franchises of the Company and each such Significant Subsidiary; provided, however, that the Company shall not be required to preserve, with respect to itself, any material right or franchise and, with respect to any of its Significant Subsidiaries, any such existence, material right or franchise, if the Board of Directors of the Company or such Significant Subsidiary, as the case may be, shall determine that the preservation thereof is no longer reasonably necessary or desirable in the conduct of the business of the Company or any such Significant Subsidiary.

                  Section 6.06. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of its Subsidiaries or properties of it or any of its Subsidiaries and (ii) all material lawful claims for labor, materials, supplies and services that, if unpaid, might by law become a Lien upon the property of it or any of its Subsidiaries; provided, however, that there shall not be required to be paid or discharged any such tax, assessment or charge, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate provision has been made or where the failure to effect such payment or discharge is not adverse in any material respect to the holders of Preferred Stock, Series B.

                  Section 6.07. Maintenance of Properties and Insurance. (a) The Company shall, and shall cause each of its Subsidiaries to, maintain its material properties in normal condition (subject to ordinary wear and tear) and make all reasonably necessary repairs, renewals or replacements thereto as in the judgment of the Company may be reasonably necessary to the conduct of the business of the Company and its Subsidiaries; provided, however, that nothing in this Section 6.07 shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties, if such properties are, in the reasonable and good faith judgment of the Board of Directors of the Company or the Subsidiary, as the case may be, no longer reasonably necessary in the conduct of their respective businesses.

                  (b) The Company shall provide or cause to be provided, for itself and each of its Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Company, are reasonably adequate and appropriate for the conduct of the business of the Company and such Subsidiaries.

                  Section 6.08. Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as are not in the aggregate reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

                  Section 6.09. Reports. So long as any of the Preferred Stock, Series B is outstanding, the Company will provide to the holders of Preferred Stock, Series B, copies of the annual reports and of the information, documents and other reports that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act regardless of whether the Company is then obligated to file such reports.

                  Section 6.10. Limitations on Transactions with Affiliates. Neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly Owned Subsidiary of the Company or among Wholly Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, however, that for a transaction or series of related transactions involving value of $1,000,000 or more, such determination will be made in good faith by a majority of members of the Board of Directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $5,000,000 or more, the Board of Directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions will not apply to (1) reasonable and customary directors' fees, indemnification and similar arrangements and payments thereunder, (2) any obligations of the Company under the Financial Monitoring and Oversight Agreements or any employment agreement, noncompetition or confidentiality agreement with any officer of the Company (provided that each amendment of any of the foregoing agreements shall be subject to the limitations of this covenant), (3) reasonable and customary investment banking, financial advisory, commercial banking and similar fees and expenses paid to any of the Purchasers and their Affiliates, (4) any Restricted Payment permitted to be made pursuant to the covenant described under Section 6.04, (5) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Company, (6) loans or advances to employees in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practices, (7) fees to Hicks Muse, as described in the Note Offering Memorandum of the Company dated March 19, 1997 relating to the Senior Subordinated Notes and (8) the issuance of Capital Stock of the Company (other than Disqualified Stock).

                  Section 6.11. Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur"), any Indebtedness (other than Permitted Indebtedness) and the Company will not issue any Disqualified Capital Stock, and its Subsidiaries will not issue any Preferred Stock; provided, however, that the Company and its Subsidiaries may incur Indebtedness or issue shares of such Capital Stock if, in either case, the Company's Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Capital Stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom is less than 7.0 to 1.

                  Section 6.12. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause to permit to exist or become effective, by operation of the charter of such Subsidiary or by reason of any agreement, instrument, judgment, decree, rule, order, statute or governmental regulation, any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; (5) agreements existing on the Senior Subordinated Notes Issue Date (including the Credit Agreement) as such agreements are from time to time in effect; provided, however, that any amendments or modifications of such agreements that affect the encumbrances or restrictions of the types subject to this covenant shall not result in such encumbrances or restrictions being less favorable to the Company in any material respect, as determined in good faith by the Board of Directors of the Company, than the provisions as in effect before giving effect to the respective amendment or modification; (6) any restriction with respect to such a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; (7) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or
(5) above or any other agreement evidencing Indebtedness permitted under the Indenture; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement or any such other agreement are no less favorable to the Company in any material respect as determined in good faith by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (5); (8) restrictions on the transfer of the assets subject to any Lien imposed by the holder of such Lien; or (9) a licensing agreement to the extent such restrictions or encumbrances limit the transfer of property subject to such licensing agreement.

                  Section 6.13. Limitation on Asset Sales. Neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $2,500,000, by the Board of Directors of the Company, as evidenced by a Board Resolution), (ii) at least 75% of the consideration received by the Company or such Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents (other than to the extent that the Company is exchanging all or substantially all the assets of one or more broadcast businesses operated by the Company (including by way of the transfer of capital stock) for all or substantially all the assets (including by way of the transfer of capital stock) constituting one or more broadcast businesses operated by another Person, in which event, to such extent, the foregoing requirement with respect to the receipt of cash or Cash Equivalents shall not apply) and is received at the time of such disposition and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay any Indebtedness of the Company or any Indebtedness of a Subsidiary of the Company (and, to the extent such Indebtedness relates to principal under a revolving credit or similar facility, to obtain a corresponding reduction in the commitments thereunder), (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds, or (C) to redeem the Preferred Stock, Series A and Preferred Stock, Series B, on a pro rata basis.

                  Section 6.14. Limitation on Asset Swaps. The Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless:
(i) at the time of entering into such Asset Swap, and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) in the event such Asset Swap involves an aggregate amount in excess of $1,000,000, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and (iii) in the event such Asset Swap involves an aggregate amount in excess of $5,000,000, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

                  Section 6.15. FCC Compliance. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to take any action hereunder that (i) constitutes or would represent a transfer of control to the Company of SAC or any Subsidiary of SAC without first obtaining the consent of the FCC to such transfer of control or (ii) constitutes a violation of the Communications Act or the rules or regulations promulgated thereunder.

                  Section 6.16. Merger, Consolidation and Sale of Assets. (a) The Company may not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or adopt a plan of liquidation unless:

                  (1) either (A) the Company is the surviving or continuing Person or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a plan of liquidation, the Person to which assets of the

         Company have been transferred shall be a corporation, partnership or trust organized and existing under the laws of the United States or any State thereof or the District of Columbia;

                  (2) such surviving Person shall assume all of the obligations of the Company under this Agreement pursuant to an assignment and acceptance in a form reasonably satisfactory to the Arranger;

                  (3) immediately after giving effect to such transaction and the use of the proceeds therefrom (on a pro forma basis, including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company (in the case of clause (A) of the foregoing clause (1)) or such Person (in the case of clause (B) of the foregoing clause (1)) shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 6.12; and

                  (4) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing.

                  (b) For purposes of this Section 6.16, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

                  (c) Notwithstanding the foregoing clauses (a)(2) and (3), subject to applicable FCC requirements, if any, (i) any Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with a corporate Affiliate thereof incorporated solely for the purpose of reincorporating the Company in another jurisdiction in the U.S. to realize tax or other benefits.

                  Section 6.17. Successor Corporation Substituted. Upon any consolidation or merger, or any transfer of assets in accordance with Section 6.16, the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein. When a successor corporation assumes all of the obligations of the Company hereunder and agrees to be bound hereby, the predecessor shall be released from such obligations.

                  Section 6.18. Interest Rate Agreements. The Company shall, no later than 60 days after the Initial Closing Date and in respect of not less than 100% of the Preferred Stock, Series B outstanding at any time, enter into Interest Rate Agreements reasonably acceptable to the Arranger for such period as any Preferred Stock, Series B is outstanding.

                  Section 6.19. Preferred Stock, Series B. The Company shall declare and pay cash dividends on the Preferred Stock, Series B each month as provided under the terms of the Preferred Stock, Series B during the six-month period after the Initial Closing Date.

                                  ARTICLE VII
                               EVENTS OF DEFAULTS

                  Section 7.01. Actions after Default. If any Event of Default occurs and is continuing (whether it is voluntary or involuntary, or results from operation of law or otherwise), the Purchasers may exercise any of their rights by operation of law or otherwise including their rights under the Put and Call Agreement and/or the Certificate of Designation of the Preferred Stock, Series B.

                  Section 7.02. Events of Default. It is an Event of Default if:

                  (a) an Event of Default shall have occurred and be continuing under the Indenture; or

                  (b) an Event of Default shall have occurred and be continuing under the Credit Agreement; or

                  (c) a Market Effect shall have occurred and be continuing; or

                  (d) any representation or warranty made or deemed made by or on behalf of STC in this Agreement, any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

                  (e) a Material Adverse Change shall have occurred and be continuing; or

                  (f) STC shall fail to observe or perform any covenant, condition or agreement contained in this Agreement and such breach continues for 30 days after notice thereof from the Arranger to STC; or

                  (g) the Put and Call Agreement or any provision thereof shall cease to be in full force or effect as to any party thereto, if any party thereto shall deny or disaffirm their obligations under the Put and Call Agreement, or any party thereto (other than the Arranger) shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Put and Call Agreement or any representation or warranty made or deemed made in the Put and Call Agreement by any party thereto (other than the Arranger), any report, certificate, financial statement or other document furnished pursuant to or in connection with the Put and Call Agreement, shall prove to have been incorrect in any material respect when made or deemed made; or

                  (h) a Change of Control shall have occurred; or

                  (i) cash dividends shall not have been paid on the Preferred Stock, Series B for any month during the six months after the Initial Closing Date and such dividends have not been paid within 5 business days of the date on which such dividends were scheduled to be paid.

                  Section 7.03. Notice of Events. If any Event of Default happens, STC shall promptly notify the Arranger by facsimile specifying the nature of such Event of Default and any steps STC is taking to remedy it.

                                  ARTICLE VIII
                                   INDEMNITY

                  Section 8.01. Indemnity.

                  (a) Indemnification by the Company. The Company agrees and covenants to hold harmless and indemnify the Purchasers and each Person, if any, who controls any of the Purchasers within the meaning of Section 20 of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including expenses of investigation) to which the Purchasers or such controlling Person may become subject (i) arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in this Agreement or (ii) arising out of, based upon or in any way related or attributed to claims, actions or proceedings relating to this Agreement or the subject matter of this Agreement or (iii) arising in any manner out of or in connection with such Person being a Purchaser of the Preferred Stock, Series B and relating to any action taken or omitted to be taken by the Company; provided, however, that the Company shall not be liable under this paragraph
(a) for any amounts paid in settlement of claims without their written consent, which consent shall not be unreasonably withheld, or to the extent that it is finally judicially determined that such losses, claims, damages or liabilities arose primarily out of the gross negligence, willful misconduct or bad faith of the Purchasers. The Company further agrees to reimburse the Purchasers for any reasonable legal and other expenses as they are incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings or investigations arising in any manner out of or in connection with such Person being a Purchaser; provided that if the Company reimburses the Purchasers hereunder for any expenses incurred in connection with a lawsuit, claim or other proceeding for which indemnification is sought, the Purchasers hereby agree to refund such reimbursement of expenses to the extent it is finally judicially determined that the losses, claims, damages or liabilities arising out of or in connection with such lawsuit, claim or other proceedings arose primarily out of the gross negligence, willful misconduct or bad faith of the Purchasers or from a violation by the Purchasers of legal requirements applicable to the Purchasers solely because of their character as a particular type of regulated institution. The Company further agrees that the indemnification, contribution and reimbursement commitments set forth in this
Article VIII shall apply whether or not the Purchasers are a formal party to any such lawsuits, claims or other proceedings. Notwithstanding the foregoing, the Company shall not be liable to a party seeking indemnification under the foregoing provisions of this paragraph (a) to the extent that any such losses, claims, damages, liabilities or expenses arise out of or are based upon an untrue statement or omission made in any of the documents referred to in this paragraph (a) in reliance upon and in conformity with the information relating to the party seeking indemnification furnished in writing by such party for inclusion therein. The indemnity, contribution and expense reimbursement obligations of the Company under this Article VIII shall be in addition to any liability the Company may otherwise have.

                  (b) Procedure. If any Person shall be entitled to indemnity hereunder (the "Indemnified Parties"), such Indemnified Party shall give prompt notice confirmed in writing to the party or parties from which such indemnity is sought (the "Indemnifying Parties") of the commencement of any proceeding (a "Proceeding") with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the failure so to notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any obligation or liability except to the extent that the Indemnifying Parties have been prejudiced materially by such failure. The Indemnifying Parties shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such Proceeding, to assume, at the Indemnifying Parties' expense, the defense of any such Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party or parties (if more than one such Indemnified Party is named in any Proceeding) shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or parties unless: (1) the Indemnifying Parties agree to pay such fees and expenses; or (2) the Indemnifying Parties fail promptly to assume the defense of such Proceeding or fail to employ counsel reasonably satisfactory to such Indemnified Party or parties; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party or Parties and the Indemnifying Party or an Affiliate of the Indemnifying Party and such Indemnified Parties, and the Indemnifying Parties shall have been advised in writing by counsel that a conflict or potential conflict exists between such Indemnified Party or Parties and the Indemnifying Parties, in which case, if such Indemnified Party or Parties notify the Indemnifying Parties in writing that they elect to employ separate counsel at the expense of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Parties, it being understood, however, that, unless there exists a conflict among Indemnified Parties, the Indemnifying Parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel, if any) at any time for such Indemnified Party or Parties, or for fees and expenses that are not reasonable. No Indemnified Party or Parties will settle any Proceedings without the written consent of the Indemnifying Party or Parties (but such consent will not be unreasonably withheld).

                  Section 8.02. Contribution. If for any reason the indemnification provided for in Section 8.01 of this Agreement is unavailable to an Indemnified Party, or insufficient to hold it harmless, in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnifying and Indemnified Parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Indemnifying and Indemnified Parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying or Indemnified Parties and each such party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other fees or expenses incurred by such party in connection with investigating or defending any such claim.

                  The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to the immediately preceding paragraph were determined by any method of allocation which does not take into account the equitable considerations referred to in such paragraph. No Person guilty of fraudulent misrepresentation shall be entitled to contribution from any Person.


                                   ARTICLE IX
                                 MISCELLANEOUS

                  Section 9.01. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Subject to Section 7.03, the notice, request or other communication may be delivered by hand or facsimile, to the party's address specified below or at such other address as such party notifies to the other party from time to time and will be effective upon receipt.

                  For STC:

                           STC Broadcasting, Inc.
                           3839-4th Street North
                           St. Petersburg, Florida  33703
                           Attention:  David A. Fitz, Chief Financial Officer
                           Telephone:  (727) 821-7900
                           Telefax:    (727) 821-8097


                  with a copy to:

                           Hicks, Muse, Tate & Furst Incorporated
                           200 Crescent Court, Suite 1600
                           Dallas, Texas  75201
                           Attention:  Lawrence D. Stuart, Jr.
                           Telephone:  (214) 740-7365
                           Telefax:    (214) 740-7313

                  For the Purchasers:

                           The Chase Manhattan Bank
                           One Chase Manhattan Plaza, 8th Floor
                           New York, New York  10081
                           Attention:  Gloria Javier
                           Telephone:  (212) 552-7440
                           Telefax:    (212) 552-5700

                  Section 9.02. Expenses. STC agrees promptly to pay (i) all the actual and reasonable costs and expenses of preparation of the Basic Documents; (ii) the reasonable fees, expenses and disbursements of Cahill Gordon & Reindel in connection with the negotiation, preparation, execution and administration of the Basic Documents and the sale of the Preferred Stock, Series B hereunder, and any amendments, modifications and waivers hereto or thereto and consents to departures from the terms hereof and thereof; and (iii) after the occurrence and during the continuance of an Event of Default, all reasonable costs and expenses (including reasonable attorneys fees of one counsel to all the Purchasers and the Arranger) in enforcing any obligations of or in collecting any payments due from STC hereunder or under the Preferred Stock, Series B by reason of such Event of Default.

                  Section 9.03. Governing Law; Submission to Jurisdiction:
Venue. (a) This Agreement is governed by, and shall be construed in accordance with, the law of the State of New York.

                  (b) Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, STC hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. STC hereby irrevocably designates, appoints and empowers HMTF, with offices at 1325 Avenue of the Americas, 25th Floor, New York, NY 10019, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall lease to be available to act as such, STC agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision satisfactory to the Arranger. STC further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to STC at its address set forth in Section 9.01 above, such service to become effective 10 days after such mailing. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against STC in any other jurisdiction.

                  (c) STC hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  Section 9.04. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Arranger could purchase Dollars with such other currency at the Arranger's principal office in New York City at 11:00 A.M. (New York City time) on the Business Day preceding that on which final judgment is given.

                  (b) The obligation of STC in respect of any sum due from it to the Purchasers hereunder held by the Purchasers shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Purchasers of any sum adjudged to be so due in such other currency, the Purchasers may in accordance with normal banking procedures purchase Dollars with such other currency; if the Dollars so purchased are less than such sum due to the Purchasers in Dollars, STC agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Purchasers against such loss, and the Dollars so purchased exceed such sum due to the Purchasers in Dollars, the Purchasers agree to remit to STC such excess.

                  Section 9.05. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, all future holders of the Preferred Stock, Series B, and their respective successors and assigns.

                  Section 9.06. Assignments. The Company may not assign or delegate any of its interests or obligations under this Agreement. Other than in connection with the Put and Call Agreement, with the written consent of the Arranger, which shall not unreasonably be withheld, (a) each Purchaser hereunder and each Person who after the date hereof is an assignee pursuant to this clause (a) may assign pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit G hereto all or a portion of its right to purchase Preferred Stock, Series B hereunder to any person in compliance with the restriction contained in Section 4.02(4) and who is reasonably satisfactory to the Company, and (b) each holder of Preferred Stock, Series B, may sell or transfer all or a portion of its Preferred Stock, Series B to any person who is reasonably satisfactory to the Company; provided with respect to clause (b) such sale or transfer complies with Section 4.02 and each transferee of such Preferred Stock, Series B executes and delivers to each party hereto a joinder agreement in form and substance reasonably satisfactory to the Arranger and the Fund. Any assignment pursuant to Section 9.06(a) will become effective upon the Arranger's receipt of an Assignment and Assumption Agreement duly executed by all necessary parties thereto. Upon the effectiveness of any assignment in accordance with Section 9.06(a), the assignee will become a "signator" for all purposes of this Agreement and, to the extent of such assignment, the assignor shall be relieved of its obligations hereunder with respect to obligations being assigned. Notwithstanding the foregoing, (i) each Purchaser hereunder and each Person who is an assignee pursuant to clause (a) above may assign all or a portion of its right to purchase Preferred Stock, Series B hereunder, and (ii) each holder of Preferred Stock, Series B, may sell or transfer all or a portion of its Preferred Stock, Series B, in each case, to any of its Affiliates, without the consent of the Company.

                  Section 9.07. Amendment. Neither this Agreement nor any terms hereof may be changed, waived or discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Company, the Arranger and a majority of the holders of Preferred Stock, Series B.

                  Section 9.08. Counterparts; Integration. This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement. This Agreement, together with the other Basic Documents , constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, and as written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  Section 9.09. Remedies and Waivers. No failure or delay by the Purchasers in exercising any power, remedy, discretion, authority or other rights under this Agreement shall waive or impair that or any other right of the Purchasers. No single or partial exercise of such a right shall preclude its additional or future exercise. No such waiver shall waive any other right under this Agreement. All waivers or consents given under this Agreement shall be in writing.

                  Section 9.10. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any Jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

                  Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.


                                         STC BROADCASTING, INC.


                                         By: /s/ David A. Fitz
                                            ----------------------------------
                                             Name:  David A. Fitz
                                             Title: Secretary

                                         CHASE SECURITIES, INC., as Arranger


                                         By: /s/ James P. Casey
                                            ----------------------------------
                                             Name: James P. Casey
                                             Title: Managing Director


                                         THE CHASE MANHATTAN CORPORATION


                                         By: /s/ Louis M. Morrell
                                            ----------------------------------
                                             Name: Louis M. Morrell
                                             Title: Managing Director


                                         CREDIT SUISSE FIRST BOSTON CORPORATION


                                         By: /s/ Joseph D. Carrabino, Jr.
                                            ----------------------------------
                                             Name: Joseph D. Carrabino, Jr.
                                             Title: Managing Director


                                          SALOMON BROTHERS HOLDING COMPANY INC.


                                         By: /s/ Timothy L. Freeman
                                            -----------------------------------
                                             Name: Timothy L. Freeman
                                             Title: Attorney-In-Fact

                                   Schedule I


                                                 Number of Shares                      Number of Shares
                                                 Preferred Stock,                       Preferred Stock,
                                                    Series B,                               Series B,
Purchaser                                  Purchased at Initial Closing          Purchased as Subsequent Closing
--------------------------                 -----------------------------         -------------------------------

The Chase Manhattan                                   18,750                                26,250
 Corporation

Credit Suisse First Boston                             9,375                                13,125
 Corporation

Salomon Brothers Holding                               9,375                                13,125
 Company Inc.


                                   EXHIBIT G

                                    FORM OF

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

                  Reference is made to the Securities Purchase Agreement dated as of February 5, 1999 (as restated, amended, modified, supplemented and in effect from time to time, the "Securities Purchase Agreement"), among [ ] ("STC") and [ ]. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Securities Purchase Agreement. This Assignment and Assumption Agreement between [ ], as assignor (the "Assignor"), and [ ], as assignee (the "Assignee"), is dated as of ____________, ____________ (the "Effective Date.").

                  1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, all the Assignor's rights and obligations under the Securities Purchase Agreement with respect to the right to purchase [ ] shares of Preferred Stock, Series B (the "Assigned Obligations").

                  2. The Assignor (i) represents and warrants that it owns the Assigned Obligations free and clear from any lien or adverse claim made by the Assignor; (ii) other than the representation and warranty set forth in clause (i) above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Securities Purchase Agreement or any other instrument, document or agreement delivered in connection therewith, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Securities Purchase Agreement, or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of STC or the performance or observance by STC of any of its obligations under the Securities Purchase Agreement, or any other instrument or document furnished pursuant thereto.

                  3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Assumption Agreement; (ii) agrees that it will, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Securities Purchase Agreement; and (iii) agrees that it will be bound by the provisions of the Securities Purchase Agreement and will perform in accordance with its terms all the obligations which by the terms of the Securities Purchase Agreement are required to be performed by it as the Purchaser.

                  4. From and after the Effective Date, to the extent, and only to the extent, of the Assigned Obligations, (i) the Assignee shall be a party to the Securities Purchase Agreement and have the rights and obligations of a Purchaser thereunder, and (ii) the Assignor shall relinquish its rights and be released from its obligations under the Securities Purchase Agreement with respect to the Assigned Obligations.

                  5. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF
NEW YORK.

                  IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed by their respective duly authorized officers on Schedule I hereto.

                                         [          ], as Assignor


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                         [          ]
                                          as Assignee


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

ACCEPTED:

STC BROADCASTING, INC.


By:
   ----------------------------------
   Name:
   Title:


ARRANGER


By:
   ----------------------------------
   Name:
   Title: